Exhibit 99.1

CONTACT:

Q.E.P. Co., Inc.

Richard A. Brooke

Senior Vice President and

Chief Financial Officer

561-994-5550

Q.E.P. CO., INC. REPORTS FISCAL 2009 RESULTS AND

ANNOUNCES VOLUNTARY INTENT TO DELIST ITS SHARES FROM

NASDAQ AND TO DEREGISTER ITS SHARES WITH THE SEC

BOCA RATON, FLORIDA—May 29, 2009—Q.E.P. CO., INC. (Nasdaq: QEPC) (the “Company”) today reported its financial results for the fiscal year ended on February 28, 2009 and announced that it intends to voluntarily delist its common stock from the NASDAQ Global Market and to deregister its common stock under the Securities Exchange Act of 1934.

Fiscal 2009 Results of Operations

The Company had net sales of $203.6 million for fiscal 2009 compared to $217.5 million in fiscal 2008. The Company attributes the decrease in sales to the weakening of the economic environment, especially during the latter half of fiscal 2009. The softening of the residential and commercial improvement and construction markets, concerns of a deeper deterioration of the global economic environment and the affects of the strengthening U.S. dollar on the Company’s international operations led to a decrease in sales in the latter half of fiscal 2009 by customers in almost all of the markets in which the Company operates. The implementation of inventory management programs by the Company’s most significant customers also affected sales.

Gross profit as a percent of sales decreased to 27.5% in fiscal 2009 from 28.9% in fiscal 2008 due to commodity price volatility during fiscal 2009 that resulted in overall higher costs of certain of the Company’s finished products and raw material components compared to fiscal 2008, along with certain price concessions and increased rebates and allowances granted to gain new business.

Operating expenses for fiscal 2009 increased by $7.3 million compared to fiscal 2008 due to a non-cash goodwill impairment charge of $7.9 million - - principally resulting from the decline in the Company’s market valuation. In fiscal 2009, operating expenses excluding the goodwill impairment charge decreased by $0.6 million compared to the previous year. As a percentage of sales, operating expenses excluding the impairment charge were higher than fiscal 2008 primarily due to additional shipping costs incurred in fiscal 2009 related to the new business rollout.

The Company’s net loss for fiscal 2009 was $7.3 million or $2.13 per diluted share compared with net income of $2.2 million or $0.61 per diluted share for fiscal 2008. In addition to the effect of the non-cash goodwill impairment charge in fiscal 2009, the decrease resulted from the reduction in sales due to the global economic downturn partially offset by the fiscal 2008 expense for the settlement of the Company’s put warrant obligation.

In response to the weakening economic environment, during the latter half of fiscal 2009 the Company took significant steps to reduce expenses and adjust its operating plans. The Company’s cash management and cost reduction measures included tighter purchasing, inventory and working capital management, workforce reductions, work schedule adjustments for manufacturing and distribution personnel, business restructurings, reductions in planned expenses, and the restructuring of the Company’s credit facilities.

Fiscal 2010 First Quarter Results of Operations

Late in the last quarter of fiscal 2009 and continuing into the first quarter of fiscal 2010, the Company realized significant improvements in its operations as a result of both modestly improving economic circumstances and the working capital and expense control measures implemented, although it is extremely difficult to project how the global economic environment will perform and whether the recently experienced improvements in the Company’s operations will continue.

On or about June 23, 2009, the Company expects to issue a press release reporting its financial results for the three months ending May 31, 2009, the first quarter of its fiscal 2010 year.

NASDAQ Listing and SEC Registration

The Company has decided to delist its common stock from the NASDAQ Global Market and deregister its common stock under the Securities Exchange Act of 1934.

Consistent with other cash management and cost reduction measures implemented by the Company, the independent members of the Company’s Board of Directors concluded that the costs of compliance, the demands on management time, and the Company resources required to maintain its listed and registered status outweigh the benefits the Company receives from that status given the low trading volume in its stock, the Company’s low market capitalization and the limited analyst coverage of the Company.

The Company expects to file a Form 25, Notification of Removal from Listing and/or Registration under Section 12(b) of the Exchange Act, with the Securities and Exchange Commission and NASDAQ on or before July 2, 2009. Upon filing of the Form 25 or shortly thereafter, the Company anticipates that its common stock will be quoted in the over-the-counter market on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities. The Company expects its common stock will continue to trade on the Pink Sheets, so long as market makers continue to make a market in the Company’s common stock.

The Company also intends to deregister its common stock with the SEC and become a non-reporting company under the Exchange Act. On the effective date of the NASDAQ delisting, expected to be on or before July 13, 2009, the Company expects to file a Form 15, Notice of Termination of Registration and Suspension of Duty to File, with the Securities and Exchange Commission to terminate its reporting obligations under the Exchange Act. When the Form 15 has been filed, the Company’s obligation to file reports and other information under the Exchange Act, such as Forms 10-K, 10-Q and 8-K, will immediately be suspended, although the Company currently intends to continue reporting certain quarterly financial results, as well as its annual audited financial results, in press releases and on its website.

* * * * *

Q.E.P. Co., Inc., founded in 1979, is a leading worldwide manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement market. Under brand names including QEP®, ROBERTS®, Smoothedge®, Vitrex®, PRCI®, Capitol® and Elastiment®, the Company markets over 3,000 specialty tools and flooring related products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to home improvement retail centers and specialty distribution outlets in 50 states and around the world.

Certain statements in this press release are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this release and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are assumptions relating to the continued success of improvements in our operations and of working capital and expense control measures implemented, the timing of the release of first quarter fiscal 2010 results of operations, the impact of global economic circumstances and currency markets on our operations, the potential for growth in sales of our products, the continued success of our manufacturing processes, the cost of raw materials and finished goods, the continued success of initiatives with certain of our customers, the success of other sales and marketing efforts, the Company’s ability to successfully delist its common stock with NASDAQ and deregister its common stock under the Exchange Act on its anticipated timeline, the Company’s ability to have its common stock trade on the Pink Sheets, the scope and timing of reporting future financial results, and other business and economic factors. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Risk Factors” and “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended February 28, 2009, to be filed with the SEC later today.

-Financial Information Follows-

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par values)

	February 28, 2009	February 29, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$695	$949
Accounts receivable, less allowance for doubtful accounts of approximately $561 and $431 as of February 28, 2009 and February 29, 2008, respectively	26,746	32,543
Inventories	24,446	26,496
Prepaid expenses and other current assets	2,026	2,505
Deferred income taxes	1,472	754

Total current assets	55,385	63,247

Property and equipment, net	6,225	7,851
Deferred costs	2,203	—
Deferred income taxes, net	2,072	1,787
Goodwill	826	9,685
Other intangible assets, net	1,991	2,717
Other assets	263	339

Total Assets	$68,965	$85,626

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$15,136	$15,968
Accrued liabilities	8,228	11,690
Lines of credit	24,832	24,537
Current maturities of long term debt	1,292	1,977

Total current liabilities	49,488	54,172

Notes payable	3,442	4,722
Other long-term liabilities	495	377

Total Liabilities	53,425	59,271

Commitments and Contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock; 2,500 shares authorized, $1.00 par value; 337 shares issued and outstanding at February 28, 2009 and February 29, 2008	337	337
Common stock; 20,000 shares authorized, $.001 par value; 3,695 shares and 3,528 shares issued, and 3,531 shares and 3,433 shares outstanding at February 28, 2009 and February 29, 2008, respectively	4	3
Additional paid-in capital	10,406	10,154
Retained earnings	9,306	16,574
Treasury stock; 164 and 95 shares held at cost at February 28, 2009 and February 29, 2008, respectively	(1,113)	(756)
Accumulated other comprehensive income (loss)	(3,400)	43

Total Shareholders’ Equity	15,540	26,355

Total Liabilities and Shareholders’ Equity	$68,965	$85,626

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

	Year Ended
	February 28, 2009	February 29, 2008
Net sales	$203,603	$217,505
Cost of goods sold	147,571	154,684

Gross profit	56,032	62,821

Costs and expenses:
Shipping	22,607	23,037
General and administrative	17,107	18,051
Selling and marketing	12,952	13,166
Impairment loss on goodwill	7,927	—
Other income, net	(136)	(1,118)

Total costs and expenses	60,457	53,136

Operating income (loss)	(4,425)	9,685

Change in put warrant liability	—	(1,439)
Interest expense, net	(1,740)	(2,538)

Income (loss) before provision for income taxes	(6,165)	5,708

Provision for income taxes	1,090	3,512

Net income (loss)	$(7,255)	$2,196

Net income (loss) per share:
Basic	$(2.13)	$0.63

Diluted	$(2.13)	$0.61

Weighted average number of common shares outstanding:
Basic	3,415	3,435

Diluted	3,415	3,588

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	February 28, 2009	February 29, 2008
Cash flows from operating activities:
Net income (loss)	$(7,255)	$2,196

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,005	2,089
Impairment loss on goodwill and other intangibles	7,927	—
Deferred income taxes	(1,003)	1,522
Change in fair value of put warrant liability	—	1,439
Write-off of accumulated foreign translation adjustment	—	323
Bad debt expense	450	284
Gain on sale of businesses, plant and equipment	—	(682)
Stock-based compensation expense	(44)	244
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	2,243	1,708
Inventories	(918)	(254)
Prepaid expenses	319	(1,126)
Other assets	(2,133)	115
Trade accounts payable and accrued liabilities	(2,111)	(646)

Net cash provided by (used in) operating activities	(520)	7,212

Cash flows from investing activities:
Capital expenditures	(842)	(2,981)
Proceeds from sales of businesses, plant and equipment	335	4,045

Net cash provided by (used in) investing activities	(507)	1,064

Cash flows from financing activities:
Net borrowings (repayments) under lines of credit	2,119	(3,202)
Borrowings of long term debt	471	3,509
Repayments of notes payable	(1,451)	(6,166)
Settlement of put warrant liability	—	(2,300)
Purchase of treasury stock	(359)	(120)
Proceeds from exercise of stock options	161	34
Dividends paid	(13)	(22)

Net cash provided by (used in) financing activities	928	(8,267)

Effect of exchange rate changes on cash	(155)	118

Net increase (decrease) in cash	(254)	127

Cash and cash equivalents at beginning of year	949	822

Cash and cash equivalents at end of year	$695	$949